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                                                        EXHIBIT 4.6

      AMENDMENT No. 5 to Pooling and Servicing Agreement

     AMENDMENT No. 5 to the Master Pooling and Servicing Agreement, dated as of June 30, 1992 (the "Agreement"), as amended by Amendment No. 1 to Pooling and Servicing Agreement, dated as of September 8, 1993, Amendment No. 2 to Pooling and Servicing Agreement, dated as of July 15, 1994, by Amendment No.
3 to Pooling and Servicing Agreement, dated as of September 12, 1994, and by Amendment No. 4 to Pooling and Servicing Agreement, dated as of January 17, 1996, and as amended by certain amendments prior to the date hereof to the Series Supplements thereunder, each between AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION, a Delaware corporation, and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a corporation organized under the laws of the State of New York, as Servicer, and THE BANK OF NEW YORK, a banking corporation organized under the laws of New York, as Trustee. Capitalized terms used herein and not defined herein have the respective meanings assigned to them in the Agreement.


                     W I T N E S S E T H:

     WHEREAS, pursuant to Section 13.01(a) of the Agreement, the Agreement and any Supplement thereto may be amended from time to time by the Servicer, the Transferor and the Trustee, without the consent of any of the Investor Certificateholders, among other things, to cure any ambiguity, to correct or supplement any provisions therein which may be inconsistent with any other provisions therein or to add any other provisions with respect to matters or questions raised under the Agreement which shall not be inconsistent with the provisions of the Agreement; provided however that such action shall not adversely affect in any material respect the interests of any of the Investor
Certificateholders.   Prior to executing any such amendment in accordance with
subsection 13.01(a), the Trustee shall receive and shall be permitted to rely upon an Opinion of Counsel to the effect that the conditions and requirements of subsection 13.01(a) have been satisfied.

     WHEREAS, the Servicer and the Transferor consider it is necessary to amend the Agreement as set forth herein in accordance with Section 13.01(a) to make clear that in accordance with the Account Guidelines, Recoveries may include net proceeds of sales of Receivables in Defaulted Accounts which are entered into for purposes of collecting on such Receivables.

     WHEREAS, the Trustee is willing to accept such amendments to the Agreement, subject to the terms and conditions thereof;

     NOW THEREFORE, the Servicer, the Transferor and the Trustee agree as follows:

     1. The definition of "Receivable" contained in the Agreement is hereby amended to add the following sentence at the end thereof:

     "Receivables in a Defaulted Account will cease to be included as receivables at such time as they are sold as part of the Servicer's collection efforts."




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     2.  The definition of "Recoveries" is hereby amended to read as follows:

     "Recoveries" shall mean all amounts received with respect to Receivables in Defaulted Accounts, net of expenses allocable thereto, including the net proceeds of any sale of such Receivables."

     3.  This Amendment shall be effective as of March 1, 1997.

     4. The Trustee acknowledges that it has received an Opinion of Counsel pursuant to Section 13.01(g) of the Agreement, a copy of which is attached hereto, to the effect that the conditions and requirements of Section 13.01(a) of the Agreement have been satisfied.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the 27th day of March 1997.


                                     AMERICAN EXPRESS RECEIVABLES
                                     FINANCING CORPORATION
                                     as Transferor


                                     By:  /s/ Leslie R. Scharfstein
                                           ------------------------
                                     Name:  Leslie R. Scharfstein
                                     Title: Vice President


                                     AMERICAN EXPRESS TRAVEL RELATED
                                     SERVICES COMPANY, INC.
                                     as Servicer


                                     By:  /s/ Jay  B. Stevelman
                                          ---------------------
                                     Name:  Jay B. Stevelman
                                     Title: Treasurer & SVP


                                     THE BANK OF NEW YORK,
                                     as Trustee and Paying Agent


                                     By:  /s/  Reyne A. Macadaeg
                                         -----------------------
                                     Name:  Reyne A. Macadaeg
                                     Title: Assistant Vice President